EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: REX LICKLIDER Co-Chief Executive Officer (310) 479-5200

THE SPORTS CLUB COMPANY, INC.
INCREASES ITS BOARD FROM SIX TO SEVEN
WITH THE ELECTION OF GEORGE J. VASILAKOS

LOS ANGELES, CA (June 10, 2002) — The Sports Club Company, Inc. (AMEX:SCY) Board of Directors last Wednesday unanimously elected George J. Vasilakos as a member of the Board to fill the vacancy created when its Board of Directors was increased in size from six to seven members.

Mr. Vasilakos’ experience encompasses corporate management at the chief executive officer level of both public and private companies, numerous operational executive positions, mergers and acquisitions, and service on corporate and industry boards of directors. Mr. Vasilakos was one of the founders of SPRINT (known at the time as SPCommunications), joining as employee #27 in July 1973 and also served on the Board of SPCommunications. From 1983 until December 1992, Mr. Vasilakos held various senior executive positions in the long distance telecommunications industry, lastly as President of Resurgence Communications Group, Inc., a publicly traded company with annual revenues of over $160 Million. Since 1993 he has been a member of the Pentium Group, an entity investing, and often taking a management role in, early stage and turn around/growth businesses. Until its sale in 1998, Mr. Vasilakos served as Chief Executive Officer of Golden Tel, the largest payphone provider in Nevada, and currently, serves as the chief executive officer of The Learning Network, Inc., an e-learning company, and DiTronics, LLC, a provider of Automated Teller Machine services.

Mr. Vasilakos graduated Phi Beta Kappa from The John Hopkins University with a degree in theoretical physics. Additionally, he has served as a member of the Board and Executive committee for the long distance industry trade association, COMPTEL, and on the advisory committees for the masters programs in telecommunications at Colorado University and Golden Gate University.

“George and I have worked together on a variety of projects and at a number of companies over the past fifteen years. He will bring invaluable managerial, financial and strategic experience to the Board,” stated Rex Licklider, Vice Chairman and Co-Chief Executive Officer of The Sports Club Company.

The Sports Club Company, based in Los Angeles, California, currently owns and operates eight luxury sports and fitness complexes nationwide, including its flagship property The Sports Club/LA-Los Angeles.

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